EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-25938, 33-25939, 33-46233 and 33-46234 on Form S-8 and Registration No. 333-111347 on Form S-3 of Clinical Data, Inc. of our report dated June 25, 2004, appearing in this Annual Report on Form 10-KSB of Clinical Data, Inc. for the years ended March 31, 2004 and 2003.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
June 25, 2004